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                                                                     Exhibit (4)

                      FIRST AMENDMENT TO RIGHTS AGREEMENT
                      -----------------------------------


     This FIRST AMENDMENT TO RIGHTS AGREEMENT (the "Amendment") is made and entered into as of June 5, 1996 by and between MARKET FACTS, INC. a Delaware corporation (the "Company") and FIRST CHICAGO TRUST COMPANY OF NEW YORK (the "Rights Agent").

                                R E C I T A L S:
                                ---------------

     A. The Company and the Rights Agent are parties to that certain Rights Agreement dated as of July 26, 1989 (the "Rights Agreement").

     B.  The parties desire to amend the terms and conditions of the Agreement.

     In consideration of the foregoing, the mutual covenants and agreements contained herein and in the Rights Agreement, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

          1. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Rights Agreement.

          2. The following is added to the end of the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement:

          Notwithstanding anything contained in this Agreement to the contrary, none of the MFI Investors (as such term is hereinafter defined) shall become an Acquiring Person unless and until the MFI Investors in the aggregate Beneficially Own more than the MFI Investors' Percentage (as such term is hereinafter defined) of the Common Shares then outstanding; provided, however, that none of the MFI Investors shall become an Acquiring Person if the MFI Investors shall in the aggregate Beneficially Own more than the MFI Investors' Percentage of the Common Shares then outstanding solely as a result of a reduction in the number of Common Shares outstanding due to the repurchase of Common Shares by the Company, unless and until such time as any of the MFI Investors shall purchase or otherwise become the Beneficial Owner of any additional Common Shares. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable, a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not, solely as a result of such inadvertent acquisition, become an "Acquiring Person" for any purpose of this Agreement.
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          3.  The last sentence in the definition of "Beneficial Ownership" in
Section 1(c) of the Rights Agreement shall be amended to read as follows:

          Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (1) the phrase "then outstanding" when used with reference to a Person's Beneficial Ownership of securities of the Company, shall include the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder, (2) no Person (other than the MFI Investors) shall be deemed to Beneficially Own any securities Beneficially Owned by any of the MFI Investors unless and until any of the MFI Investors become an Acquiring Person, and (3) the President of the Company and his successors and assigns shall not be deemed to Beneficially Own any securities Beneficially Owned by the MFI Investors as a result of the irrevocable proxy delivered to him pursuant to Section 6.3(e) of the Investment Agreement.

          4. The following is added to the end of the definition of "Voting Stock" in Section 1(o) of the Rights Agreement:

          Notwithstanding anything in this Agreement to the contrary, the Preferred Shares (as such term is defined in the Investment Agreement) shall not be deemed to be "Voting Stock."

          5. The following are added to the definitions in Section 1 of the Rights Agreement:

          "Investment Agreement" shall mean the Investment Agreement to be executed on or about June 6, 1996 by and among the Company, MFI Associates, Inc., a Delaware corporation, and MFI Investors L.P, a Delaware limited partnership, as the same may be amended and modified from time to time.

          "MFI Investors" shall mean MFI Investors L.P., a Delaware limited partnership, and the other Standstill Persons (as such term is defined in the Investment Agreement).

          "MFI Investors' Percentage" shall mean either (i) 37.5%, or (ii) 20%, if, at any time after the issuance of the Convertible Note (as such term is defined in the Investment Agreement) to MFI Investors L.P, the MFI Investors shall in the aggregate Beneficially Own less than 15% of the Common Shares then outstanding.

          6. The first sentence of Section 3(a) of the Rights Agreement shall be amended to read as follows:

          Until the earlier of (i) the Close of Business on the tenth day after the Share Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the com-

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          mencement by any Person (other than the Company, any Subsidiary of the
          Company, any employee benefit plan or employee stock ownership plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or employee stock ownership plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates described in clauses (i) and (ii) above being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) and (c) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates in each case shall also be deemed to be Right Certificates) and not by separate Right Certificates, and
          (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares.

          7. Except as otherwise provided herein, the Rights Agreement shall remain unchanged and in full force and effect.

          8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                             [Intentionally blank]

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                              MARKET FACTS, INC.


                              By:  /s/ Glenn W. Schmidt
                                 ---------------------------------
                                   Glenn W. Schmidt
                                   Executive Vice President


                              FIRST CHICAGO TRUST COMPANY
                                   OF NEW YORK


                              By:  /s/ Michael Kane
                                 ---------------------------------
                                   Michael Kane
                                   Assistant Vice President

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